Filed Pursuant to Rule 424(b)(2)
Registration No. 333-162723
Prospectus

$75,000,000

OLYMPIC STEEL, INC.

COMMON STOCK

On January 4, 2010, we entered into an Open Market Sale Agreement with Jefferies & Company, Inc. relating to the common stock, without par value, offered by this prospectus.

In accordance with the terms of the Open Market Sale Agreement, we may offer and sell up to $75,000,000 of our common stock from time to time through Jefferies & Company, Inc. as our sales agent. Sales of such common stock, if any, will be made by means of ordinary brokers’ transactions on the NASDAQ Global Select Market at market prices.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ZEUS.” On January 4, 2010, the last reported sale price of our common stock on the NASDAQ Global Select Market was $33.85 per share.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read the discussion of material risks of investing in our common stock on page A-1 of this prospectus under the heading “Risk Factors,” as well as the risk factors discussed in the documents we file with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and which we incorporate into this prospectus by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will pay Jefferies & Company, Inc. a commission of 3.0% of the first $37,500,000 of gross proceeds of any common stock sold through it pursuant to this prospectus and 2.5% of the remaining gross proceeds of any common stock sold through it pursuant to this prospectus. Jefferies & Company, Inc. will use its commercially reasonable efforts to place on our behalf any common stock to be offered by us under the Open Market Sale Agreement. The net proceeds from any sales under this prospectus will be used as described under “Use of Proceeds” herein. In connection with the sale of common stock on our behalf, Jefferies & Company, Inc. may be deemed an “underwriter” within the meaning of the Securities Act, and the compensation of the sales agent constitutes underwriting commissions. We have agreed to provide indemnification and contribution to Jefferies & Company, Inc. against certain liabilities, including liabilities under the Securities Act.

Jefferies & Company

The date of this prospectus is January 4, 2010.

You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus that we may provide to you. We have not, and Jefferies & Company, Inc. has not, authorized anyone to provide you with different information, and you should not rely on any information not contained in or incorporated by reference into this prospectus or in any free writing prospectus that we may provide to you. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and Jefferies & Company, Inc. is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer, or an invitation on our behalf or on behalf of Jefferies & Company, Inc., to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. In case there are any differences or inconsistencies between this prospectus and the information incorporated by reference in herein, you should rely on the information in the document with the most recent date.

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About This Prospectus

This prospectus is a part of a registration statement that we filed with the SEC utilizing a “shelf” registration process.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus forms a part, this prospectus and the documents incorporated by reference into this prospectus. The incorporated documents are described in this prospectus under “Where You Can Find More Information” and “Information We Incorporate By Reference.”

References in this prospectus to the terms “we,” “us,” “Olympic Steel” or “the Company” or other similar terms mean Olympic Steel, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

Where You Can Find More Information

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the offices of NASDAQ Operations at 1735 K Street, N.W., Washington, D.C. 20006, or at our website at http://www.olysteel.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Information We Incorporate By Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of the registration statement of which this prospectus forms a part prior to the effectiveness of the registration statement and (2) after the date of this prospectus until the offering of the securities is terminated:

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	our current reports on Form 8-K filed on April 7, 2009 and July 30, 2009;

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on January 31, 1994, and all amendments and reports filed for the purpose of updating that description; and

•	the description of our Series A Junior Participating Preferred Stock purchase rights under the Rights Agreement filed as Exhibit 4.1 to our Form 8-A, filed with the SEC on February 15, 2000, as amended by Amendment 1 to the Rights Agreement, filed as Exhibit 4.1 to our Form 8-A, filed with the SEC on September 19, 2008 (the “Rights Agreement”).

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Olympic Steel, Inc.
5096 Richmond Road
Bedford Heights, Ohio 44146
Telephone Number: (216) 292-3800
Attention: Treasurer

Forward-Looking Information

This prospectus, including the documents incorporated by reference, contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this prospectus or the date of the document incorporated by reference, as applicable, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this prospectus, including the documents incorporated by reference, and relate to, among other things, our intent, belief or current expectations with respect to: our future financial condition, results of operations or prospects; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation:

•	further deterioration of steel demand and steel pricing;

•	general and global business, economic, financial and political conditions, including the ongoing effects of the global credit crisis;

•	access to capital and global credit markets;

•	competitive factors such as availability and pricing of steel, industry shipping and inventory levels and rapid fluctuations in customer demand and steel pricing;

•	the cyclicality and volatility within the steel industry;

•	the ability of customers (especially those that may be highly leveraged, those in the domestic automotive industry and those with inadequate liquidity) to maintain their credit availability;

•	customer, supplier, and competitor consolidation, bankruptcy or insolvency, especially those in the domestic automotive industry;

•	reduced production schedules, layoffs or work stoppages by our own or our suppliers’ or customers’ personnel;

•	the availability and costs of transportation and logistical services;

•	equipment installation delays or malfunctions;

•	the amounts, successes and our ability to continue our capital investments and our business information system project;

•	the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, reduce costs, inventory and debt in a declining market, while improving customer service;

•	the timing and outcome of inventory lower of cost or market adjustments;

•	the adequacy of our existing information technology and business system software;

•	the successful implementation of our new enterprise-wide information system;

•	the timing and outcome of Olympic Laser Processing’s (a joint venture in which we and the United States Steel Corporation each own 50%) efforts and ability to liquidate its remaining assets;

•	our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and

•	our ability to generate free cash flow through operations, reduce inventory and to repay debt within anticipated timeframes.

The Company

We are a leading U.S. steel service center with over 55 years of experience. Our primary focus is on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate products. We act as an intermediary between steel producers and manufacturers that require processed steel for their operations. We serve customers in most carbon steel consuming industries, including manufacturers and fabricators of transportation and material handling equipment, construction and farm machinery, storage tanks, environmental and energy generation, automobiles, food service and electrical equipment, military vehicles and equipment, as well as general and plate fabricators and steel service centers. We distribute our products primarily through a direct sales force.

We operate as a single business segment with strategically-located processing and distribution facilities located throughout the United States. Our geographic footprint allows us to focus on regional customers and larger national and multi-national accounts, primarily located throughout the midwestern, eastern and southern United States.

Corporate Information

We are incorporated under the laws of the State of Ohio. Our principal executive offices are located at 5096 Richmond Road, Bedford Heights, Ohio 44146. Our telephone number is (216) 292-3800. Our website is http://www.olysteel.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

Risk Factors

Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, in addition to the risks related to our common stock set forth below, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose all or a part of your investment.

The market price for our common stock may be volatile.

Historically, there has been volatility in the market price for our common stock. Furthermore, the market price of our common stock could fluctuate substantially in the future in response to a number of factors, including, but not limited to, the risk factors described herein. Examples include:

•	announcement of our quarterly operating results or the operating results of other steel service centers;

•	changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

•	the operating and stock performance of other companies that investors may deem comparable;

•	developments affecting us, our customers or our suppliers;

•	press releases, earnings releases or publicity relating to us or our competitors or relating to trends in the metals service center industry;

•	inability to meet securities analysts’ and investors’ quarterly or annual estimates or targets of our performance;

•	sales of our common stock by large shareholders;

•	general domestic or international economic, market and political conditions;

•	changes in the legal or regulatory environment affecting our business; and

•	announcements by us or our competitors of significant acquisitions, dispositions or joint ventures, or other material events impacting the domestic or global steel industry.

Recently, the stock market has experienced significant price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their specific operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance. In addition, stock markets from time to time experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies. In the past, some shareholders have brought securities class action lawsuits against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation, regardless of whether our defense is ultimately successful, could result in substantial costs and divert management’s attention and resources.

Our quarterly results may be volatile.

Our operating results have varied on a quarterly basis during our operating history and are likely to fluctuate significantly in the future. Our operating results may be below the expectations of our investors or stock market analysts as a result of a variety of factors, many of which are outside of our control. Factors that may affect our quarterly operating results include, but are not limited, the risk factors listed above.

Many factors could cause our revenues and operating results to vary significantly in the future. Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance. Further, it is our practice not to provide forward-looking sales or earnings guidance and not to endorse any analyst’s sales or earnings estimates. Nonetheless, if our results of operations in any quarter do not meet analysts’ expectations, our stock price could materially decrease.

The Rights Agreement and certain provisions in our charter documents and Ohio law could delay or prevent a change in management or a takeover attempt that you may consider to be in your best interest.

We have adopted certain anti-takeover provisions, including the Rights Agreement. The Rights Agreement will cause substantial dilution to any person who attempts to acquire us in a manner or on terms not approved by our board of directors.

We are subject to Chapter 1704 of the Ohio Revised Code, which prohibits certain business combinations and transactions between an “issuing public corporation” and an “Ohio law interested shareholder” for at least three years after the Ohio law interested shareholder attains 10% ownership, unless the Board of Directors of the issuing public corporation approves the transaction before the Ohio law interested shareholder attains 10% ownership. We are also subject to Section 1701.831 of the Ohio Revised Code, which provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition.” Assuming compliance with the notice and information filings prescribed by the statute, a proposed control share acquisition may be made only if the acquisition is approved by at least a majority of the voting power of the issuer represented at the meeting and at least a majority of the voting power remaining after excluding the combined voting power of the “interested shares.”

Certain provisions contained in our Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations and Ohio law could delay or prevent the removal of directors and other management and could make a merger, tender offer or proxy contest involving us that you may consider to be in your best interest more difficult. For example, these provisions:

•	allow our board of directors to issue preferred stock without shareholder approval;

•	provide for our board of directors to be divided into two classes of directors serving staggered terms;

•	limit who can call a special meeting of shareholders; and

•	establish advance notice requirements for nomination for election to the board of directors or for proposing matters to be acted upon at shareholders meetings.

In addition, our revolving credit facility contains limitations on our ability to enter into change of control transactions.

These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors.

Principal shareholders who own a significant number of shares of our common stock may have interests that conflict with yours.

Michael Siegal, our chief executive officer, chairman of the board and largest shareholder, owns approximately 11.8% of our outstanding common stock as of October 29, 2009. Mr. Siegal may have the ability to significantly influence matters requiring shareholder approval. In deciding how to vote on such matters, Mr. Siegal may be influenced by interests that conflict with yours.

Use of Proceeds

We intend to use the net proceeds from the sale of our common stock pursuant to the Open Market Sale Agreement for working capital and general corporate purposes including, but not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Description of Common Stock

General

Our Amended and Restated Articles of Incorporation authorize us to issue up to 25,000,000 shares of capital stock, including:

•	20,000,000 shares of common stock, without par value; and

•	5,000,000 shares of Serial Preferred Stock, without par value, which we refer to as Serial Preferred Shares, consisting of 2,500,000 voting Serial Preferred Shares and 2,500,000 non-voting Serial Preferred Shares.

As of October 29, 2009, 10,883,213 shares of our common stock were issued and outstanding.

Common Stock

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of shareholders, and there are no cumulative voting rights. Our Amended and Restated Code of Regulations provide for our Board of Directors to be divided into two classes of directors serving staggered terms.

Subject to the rights of holders of any outstanding Serial Preferred Shares, each record holder of common stock on the applicable record date is entitled to receive dividends on such common stock to the extent authorized by our Board of Directors out of assets legally available for the payment of dividends. In addition, subject to the rights of holders of any outstanding Serial Preferred Shares, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Holders of common stock do not have any preemptive rights to subscribe for any of our securities. No conversion, redemption or sinking fund provisions apply to the common stock, and the holders of common stock are not liable to further calls or assessments by us.

Shareholder Rights Plan

Under the terms of the Rights Agreement, one preferred share purchase right, which we refer to as a Right, is associated with each share of common stock. Until the occurrence of specified events described in the Rights Agreement, the Rights are not exercisable, are evidenced by the certificates for our common stock and may be transferred only with our common stock. The Rights will expire on March 6, 2010, unless earlier redeemed, exchanged or amended.

Each Right entitles the registered holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock, without par value, at a price of $170.00 per one one-hundredth of a preferred share. The Rights Agreement also provides, subject to specified exceptions and limitations, that common stock issued or delivered from our treasury after the record date will be accompanied by a right. The Rights are in all respects subject to and governed by the provisions of the Rights Agreement.

Control Share Acquisitions

Section 1701.831 of the Ohio Revised Code provides that certain notice and informational filings and special shareholder meeting and voting procedures must be followed prior to consummation of a proposed “control share acquisition.” The Ohio Revised Code defines a “control share acquisition” as any acquisition of an issuer’s shares which would entitle the acquirer, immediately after that acquisition, directly or indirectly, to exercise or direct the exercise of voting power of the issuer in the election of directors within any one of the following ranges of that voting power:

•	one-fifth or more but less than one-third of that voting power;

•	one-third or more but less than a majority of that voting power; or

•	a majority or more of that voting power.

Assuming compliance with the notice and information filings prescribed by the statute, the proposed control share acquisition may be made only if, at a special meeting of shareholders, the acquisition is approved by at least a majority of the voting power of the issuer represented at the meeting and at least a majority of the voting power remaining after excluding the combined voting power of the “interested shares.” “Interested shares” are the shares held by the intended acquirer and the employee-directors and officers of the issuer, as well as certain shares that were acquired after the date of the first public disclosure of the acquisition but before the record date for the meeting of shareholders and shares that were transferred, together with the voting power thereof, after the record date for the meeting of shareholders.

Business Combinations with Certain Persons

We are subject to Chapter 1704 of the Ohio Revised Code, which prohibits certain business combinations and transactions between an “issuing public corporation” and an “Ohio law interested shareholder” for at least three years after the Ohio law interested shareholder attains 10% ownership, unless the Board of Directors of the issuing public corporation approves the transaction before the Ohio law interested shareholder attains 10% ownership. An “issuing public corporation” is an Ohio corporation with 50 or more shareholders that has its principal place of business, principal executive offices, or substantial assets within the State of Ohio, and as to which no close corporation agreement exists. An “Ohio law interested shareholder” is a beneficial owner of 10% or more of the shares of a corporation. Examples of transactions regulated by Chapter 1704 include the disposition of assets, mergers and consolidations, voluntary dissolutions and the transfer of shares.

Subsequent to the three-year period, a transaction subject to Chapter 1704 may take place provided that certain conditions are satisfied, including:

•	prior to the interested shareholder’s share acquisition date, the board of directors approved the purchase of shares by the interested shareholder;

•	the transaction is approved by the holders of shares with at least 66 2/3% of the voting power of the corporation (or a different proportion set forth in the articles of incorporation), including at least a majority of the outstanding shares after excluding shares controlled by the Ohio law interested shareholder; or

•	the business combination results in shareholders, other than the Ohio law interested shareholder, receiving a fair price plus interest for their shares.

Chapter 1704 is applicable to all corporations formed under Ohio law.

Transfer Agent and Registrar

Mellon Investor Services LLC serves as the transfer agent and registrar for our common stock.

Plan of Distribution

We have entered into a Open Market Sale Agreement with Jefferies & Company, Inc. as our sales agent under which we may offer and sell from time to time through the third anniversary of the effective date of the Open Market Sale Agreement, up to an aggregate initial offering price of $75,000,000 of our common stock through the sales agent. Sales of our common stock, if any, will be made (i) in privately negotiated transactions, (ii) as crosses, (iii) as block transactions or (iv) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the NASDAQ Global Select Market or sales made to or through a market maker or through an electronic communications network. We will not engage in any transactions that stabilize our common stock.

Jefferies & Company, Inc. will offer our common stock subject to the terms and conditions of the Open Market Sale Agreement. We will designate the minimum price per share at which the common stock may be sold and the maximum amount of common stock to be sold through the sales agent during any selling period or otherwise determine such maximum amount together with the sales agent. Subject to the terms and conditions of the Open Market Sale Agreement, Jefferies & Company, Inc. has agreed to use its commercially reasonable efforts to execute our orders to sell, as our sales agent and on our behalf, our common stock submitted to Jefferies & Company, Inc. from time to time pursuant to and subject to the terms of the Open Market Sale Agreement. We or Jefferies & Company, Inc. may suspend the offering of common stock under the Open Market Sale Agreement by proper notice to the other party.

We will pay Jefferies & Company, Inc. a commission of 3.0% of the first $37,500,000 of gross proceeds of any common stock sold through it pursuant to this prospectus and 2.5% of the remaining gross proceeds of any common stock sold through it pursuant to this prospectus. We estimate that the total remaining expenses of the offering payable by us, other than such commissions, will be approximately $100,000. The remaining sales proceeds, after deducting any other transaction fees, will equal our net proceeds for the sale of such stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third trading day following the date on which any sales were made against payment of the net proceeds to us. A trading day is any trading day on the NASDAQ Global Select Market.

In connection with the sale of the common stock on our behalf, the sales agent, as a registered broker dealer participating in the distribution of securities under this prospectus, will be an “underwriter” within the meaning of the Securities Act, and the compensation paid to the sales agent may be deemed to be underwriting commissions or discounts. We have agreed in the Open Market Sale Agreement to provide indemnification and contribution to the sales agent against certain civil liabilities, including liabilities under the Securities Act.

The sales agent and its affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The sales agent and its affiliates may, from time to time in the future, engage in transactions with and perform services for us in the ordinary course of business.

The offering of common stock pursuant to the Open Market Sale Agreement will terminate upon the earlier of (i) the sale of all of the shares of common stock subject to the Open Market Sale Agreement, (ii) the third anniversary of the effective date of the Open Market Sale Agreement and (iii) the termination of the Open Market Sale Agreement, pursuant to its terms.

Legal Matters

Jones Day will pass upon the validity of the common stock being offered hereby. Certain legal matters in connection with this offering may be passed upon for the sales agent by Proskauer Rose LLP, Los Angeles, California.

Experts

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Olympic Steel, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.